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                                                             EXHIBIT 4

DOW JONES 2001 LONG-TERM INCENTIVE PLAN

1.   Purpose.

The purpose of this Plan is to provide a means whereby Dow Jones & Company, Inc. (the "Company") may, through the grant of (i) contingent stock rights ("Rights"), (ii) options to purchase Common Stock of the Company, (iii) restricted stock ("Restricted Stock") and restricted stock units ("Restricted Stock Units"), and (iv) any other stock-based forms of award as the Committee may determine in its sole discretion at the time of grant ("Other Stock-based Awards") (collectively, the "Plan Awards"), to employees of the Company and of any Affiliate, and through the grant of stock options, Other Stock-based Awards, and the distribution upon retirement of Common Stock in settlement of deferred stock equivalents to non-employee directors (persons to whom Plan Awards are granted being hereinafter called "Participants"), attract and retain persons of ability as employees (including directors who are also employees) and as non-employee directors and motivate all such persons to exert their best efforts on behalf of the Company and/or the Affiliate by which they are employed. As used herein the term "Affiliate" shall mean (i) any entity 20% or more of the voting equity of which is owned or controlled directly or indirectly by the Company, and (ii) any entity that had been a business, division or subsidiary of the Company, the equity of which has been distributed to the Company's shareholders, even if the Company thereafter owns less than 20% of the voting equity.

2.   Stock Available for Plan Awards.

(a) Shares Subject to the Plan.

The stock to be subject to or related to Plan Awards shall be shares of Common Stock ($1.00 par value) of the Company ("Common Stock"), and may be either authorized and unissued or held by the Company in its treasury. The maximum number of shares of Common Stock with respect to which Plan Awards may be granted shall be seven million (7,000,000) shares (subject to adjustment in accordance with the provisions of Section 2(b) hereof) of which not more than 2,100,000 shares will be available for grants of Rights, Restricted Stock, Restricted Stock Units and Other Stock-based Awards; provided, however, that any shares related to such a Plan Award that is forfeited shall be made available for purposes of the foregoing limitation. The maximum number of shares of Common Stock with respect to which stock options or Other Stock-based Awards may be granted to non-employee directors shall be one hundred fifty thousand (150,000). The shares related to the unexercised or undistributed portion of any terminated, expired, cancelled or forfeited Plan Award (including, without limitation, the shares involved in any Maximum Award (as hereinafter defined) that are not included in the related Final Award (as hereinafter defined)) shall be made available for further Plan Awards. Shares of Common Stock that (i) are used by a Participant as full or partial payment to the Company of the purchase price of shares of Common Stock acquired upon exercise of an option pursuant to this Plan, (ii) are withheld pursuant to Section 10, (iii) are subject to an option or portion of an option that is "stocked-out" or cancelled pursuant to Sections 5(b)(4) and 5(b)(8), or
(iv) represent Final Awards as to which elections are made pursuant to

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Section 4(d)(4), shall not be made available for further Plan Awards.
In addition to the limitations set forth elsewhere in this Plan, the maximum number of shares of Common Stock with respect to which Plan Awards of any and all types may be granted during any calendar year to any individual shall be limited, in the aggregate, to three hundred thousand (300,000).

(b) Adjustments in the Event of Change in Common Stock.

In the event of any change in the Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or rights offering to purchase Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock, the number and kind of shares which thereafter may be granted or optioned and sold under the Plan, with respect to which Rights may thereafter be granted, the number and kind of shares subject to option in outstanding option agreements, the purchase price per share thereunder, the number and kind of shares with respect to which Rights or Restricted Stock Units are outstanding, the number and kind of shares of restricted stock outstanding, and the number and kind of shares related to other stock-based awards shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan.

3.   Administration of the Plan.

(a) Compensation Committee.

The Plan shall be administered by the Compensation Committee (the "Committee") consisting of not less than two members appointed by the Board of Directors of the Company. Each member of the Committee shall be a member of the Board who qualifies both as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and as a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. Any vacancy occurring in the membership of the Committee shall be filled by appointment of the Board. The Committee shall have sole discretion in determining the persons who shall participate in the Plan; provided, however, that non-employee directors shall only be eligible to receive awards of stock options and any other stock-based forms of award under the Plan and to receive distributions of Common Stock upon their retirement in settlement of deferred stock equivalents. The Committee may interpret the Plan, prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and make such other determinations and take such other actions as it deems necessary or advisable, except as otherwise expressly reserved to the Board of Directors of the Company in the Plan. Without limiting the generality of the foregoing sentence, the Committee may, in its sole discretion: (i) treat all or any portion of any period during which a Participant is on military or other approved leave of absence from the Company or its Affiliates as a period of employment of such Participant by the Company for purposes of accrual of his or her rights under his or her Plan Award; provided, however, that no Plan Award may be granted to an employee while he or she is on a leave of absence, unless the Committee, in its sole discretion, shall determine otherwise, and (ii) notwithstanding

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anything to the contrary provided herein, determine the treatment of
Plan Awards in the context of a Participant's change of employment among the Company and its Affiliates. Any interpretation, determination or other action made or taken by the Committee shall be final, binding and conclusive.

(b) Delegation of Authority to Chief Executive Officer.

The Chief Executive Officer of the Company, subject to the authority of the Committee to change such delegation or subject such delegation to additional restrictions, shall be authorized and empowered to grant Plan Awards, subject to the express limitations of the Plan, and to do all things necessary or desirable in connection with such grants; provided, however, that Plan Awards shall not be granted by the Chief Executive Officer to any director or any person who at the time of grant serves or is proposed to serve as an executive officer of the Company within the meaning of Section 16(b) of the Securities Exchange Act, or who is or is expected to be an officer treated as a "covered employee" within the meaning of Section 162(m) of the Code.

4.   Contingent Stock Rights and Final Awards.

(a) Grant of Contingent Stock Rights.

The term "Contingent Stock Right" or "Right", as used in the Plan, shall mean the right to receive, without payment to the Company, the number of shares of Common Stock specified therein, subject to the terms and provisions of the Plan. The Committee, at any time and from time to time while the Plan is in effect, may grant, or authorize the granting of, Rights to such officers and other employees of the Company or of any Affiliate (whether or not members of the Board of Directors) as it may select and for such numbers of shares as it shall designate, subject to the provisions of this Section 4 and Section 3 hereof. No more than 125,000 Rights may be granted to any Participant in any year.

(b) Terms and Provisions of Contingent Stock Rights.

(1) The Committee shall determine the terms and provisions of each Right, including, without limitation, (i) the number of shares of Common Stock to be covered by such Right (the "Maximum Award"), (ii) such subjective and objective criteria for evaluating the performance of the Participant, the Company and/or the applicable Affiliate, as the Committee shall deem appropriate in determining whether and to what extent the Maximum Award shall be earned (the "Performance Criteria"),
(iii) the period of time, which shall not be less than one year, with respect to which such performance is to be measured (the "Performance Period"), and (iv) the period of time, if any, following the expiration of the Performance Period during which the disposition of shares of Common Stock covered by any Final Award relating to such Right shall be restricted as provided in Section 4(h) hereof (the "Restriction Period"); provided, however, that the Committee may establish the Restriction Period applicable to any Right at the time of or at any time prior to the granting of the related Final Award rather than at the time of granting such Right. If the Committee shall so determine, the Performance Criteria provided in any Right may include the performance of the Company or any division, operation or Affiliate thereof during a Performance Period compared with performance by other companies or other business units during such Performance Period, and

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may reflect both quantitative and qualitative standards. During the
Performance Period relating to any Right, the Committee may adjust the Performance Criteria provided in such Right and otherwise modify the terms and provisions of such Right. Each Right shall be evidenced by a letter, an agreement or such other document as the Committee may determine.

(2) The Committee may, in its sole discretion, grant Rights to the Chief Executive Officer and other officers who are or may become "covered employees" within the meaning of Section 162(m) of the Code, or any of them, which will qualify for the performance-based compensation exemption from the limitation on deductions imposed by such Section 162(m). With respect to any such grant, the Performance Criteria shall be exclusively objective in nature, and shall consist of any one or more of the following business or financial criteria as the Committee, in its sole discretion, shall determine: absolute or relative increases in total stockholder return, economic value added, return on capital employed, revenues, sales, net income, EBITDA, EBITDA margin, profit margin, earnings per share, return on equity, cash flow, operating margin, or net worth of the Company, any of its Affiliates, divisions, or operations, including comparing such performance with the performance of other companies or business units during the comparable performance period.

(c) Dividend Equivalents on Rights.

Each Participant to whom a Right has been granted shall be entitled to receive payment of the same amount of cash that such Participant would have received as cash dividends if, on each dividend record date during the entire Performance Period relating to such Right, such Participant had been the holder of record of a number of shares of Common Stock equal to the number of shares then covered by such Right (as adjusted pursuant to Section 2(b) hereof). If the Company shall declare a dividend on Common Stock payable in Common Stock or in other securities to holders of record of Common Stock during the Performance Periods relating to any Right, such dividend shall be dealt with as provided in
Section 2(b) hereof.

(d) Final Awards.

(1) Not earlier than 90 days prior to the completion of the Performance Period relating to any Right, and not later than 90 days thereafter, the Committee shall determine the percentage (which shall not exceed 100%) of the Maximum Award (as adjusted pursuant to Section 2(b) hereof) that shall be awarded finally to the Participant who holds such Right (the number of shares of Common Stock resulting from the application of such percentage being hereinafter called the "Final Award"). Each Final Award shall represent only full shares of Common Stock, and any fractional share that would result from the application of such percentage shall be disregarded. In making such determination, the Committee may take into account (i) the extent to which the Performance Criteria provided in such Right were, in the Committee's sole opinion, achieved, (ii) the individual performance of such Participant during the related Performance Period and (iii) such other factors as the Committee may deem relevant, including, without limitation, any change in circumstances or unforeseen events, relating to the Company and /or the applicable Affiliate, the economy or otherwise, since the date of grant of such Right. The Committee shall

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notify such Participant of such Participant's Final Award as soon as practicable following such determination.

(2) Following the determination of each Final Award, except to the extent that the Participant elects, and the Committee approves, the payment of cash in satisfaction of the Final Award pursuant to Section 4(d)(4) hereof, the Company shall issue or cause to be issued certificates for the number of shares of Common Stock representing such Final Award, registered in the name of the Participant who received such Final Award. Such Participant shall thereupon become the holder of record of the number of shares of Common Stock evidenced by such certificates, entitled to dividends, voting rights and other rights of a holder thereof, subject to the terms and provisions of the Plan, including, without limitation, the provisions of Sections 4(e), 4(h) and 2(b) hereof. Concurrently with the issuance of such certificates, the Company shall deliver to such Participant an amount equal to the amount of the cash dividends that such Participant would have received with respect to the shares of Common Stock representing such Final Award if such Participant had been the holder of record of such shares immediately following completion of the Performance Period relating to such Final Award. The Committee may require that such certificates bear such restrictive legend as the Committee may specify and be held by the Company in escrow or otherwise pursuant to any form of agreement or instrument that the Committee may specify. If the Company shall have declared a dividend on Common Stock payable in Common Stock or in other securities to holders of record of Common Stock during the period following completion of the Performance Period relating to any Final Award, and prior to the date on which such Participant shall have been the holder of record of the shares representing such Final Award, such dividend shall be dealt with as provided in Section 2(b) hereof.

(3) Upon the expiration of the Restriction Period relating to any Final Award, the certificates for the shares of Common Stock, issued in such Participant's name with respect to such Final Award, shall be delivered to such Participant as soon as practicable following the satisfaction of all withholding tax requirements, free of all restrictions and restrictive legends.

(4) Notwithstanding any provision of the Plan to the contrary, following the determination of any Final Award under the Plan, including such a determination pursuant to Section 4(e)(2) upon the death, permanent disability or retirement of a Participant, the Participant to whom the Final Award has been made (or, in the event of the Participant's death, his or her designated beneficiary) may elect, subject to the approval of the Committee, to receive all or a portion of such Final Award in cash, or Common Stock, or a combination of both. If a Participant elects, with the approval of the Committee, to receive all or a portion of such Final Award in cash, the amount thereof shall equal the fair market value of Common Stock on the date of such Final Award multiplied by the number of shares of Common Stock as to which such election is being made.

(e) Effect of Termination of Employment or Death.

(1) If a Participant's employment with the Company or any Affiliate shall terminate prior to the distribution of the Final Award following expiration of the Performance Period relating to any Right granted to

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such Participant for any reason other than death, permanent disability or retirement, such Right shall be forfeited and cancelled forthwith, except as otherwise determined by the Committee.

(2) If a Participant's employment with the Company or any Affiliate shall terminate because of his or her death, permanent disability or retirement, then, with respect to each Right held by such Participant, the Committee shall have sole discretion to determine the number of shares in the Maximum Award with respect to which such Participant shall be deemed to have satisfied the Performance Criteria, and the percentage of such shares to be included in the Final Award. Except to the extent that the Participant or his representative has elected, and the Committee has approved, the receipt of cash pursuant to Section 4(d)(4) hereof, the Company shall issue or cause to be issued certificates for the number of shares of Common Stock representing the Final Award attributable to each such Right, determined in accordance with the preceding sentence, at such time, but not later than 90 days after the completion of the Performance Period with respect to such Right, as the Committee determines. Any and all certificates issued pursuant to this Section 4(e)(2) shall not be, and any certificates previously issued pursuant to Final Awards under this Plan to a Participant who has subsequently died, become permanently disabled or retired, shall upon the occurrence of any such event cease to be, subject to the restrictions, if any, imposed pursuant to Section 4(h) hereof. Where appropriate, replacement certificates shall be delivered to the Participant or his beneficiary, free of all restrictive legends.

(3) Notwithstanding any other provision of the Plan to the contrary, a Right shall be forfeited and cancelled forthwith, unless the Committee shall determine otherwise, if a Participant's employment with the Company or any Affiliate shall for any reason terminate (i) within 180 days following the commencement of the Performance Period relating to such Right (or such other period as the Committee may specify) or (ii) within 180 days following the date of grant of such Right.

(4) In the event of the death of any Participant, the term "Participant" as used in the Plan shall thereafter be deemed to refer to the beneficiary designated pursuant to Section 8 hereof or, if no such designation is in effect, the person to whom the Participant's rights pass by will or applicable law, or, if no such person has such right, the executor or administrator of the estate of such Participant.

(f) Recommendations to Committee.

Recommendations as to the employees to be granted Rights, the Maximum Awards, Performance Criteria, Performance Periods, Restriction Periods and other terms to be provided therein, and adjustments, if any, in Performance Criteria and any other modifications of the terms and provisions of such Rights, and the amounts of Final Awards, shall be made to the Committee by the Chief Executive Officer, except that he or she shall not make any such recommendation as to himself or herself.

(g) Restrictions on Transfer of Rights.

No Right shall be transferred, assigned or otherwise disposed of by a Participant otherwise than by will or the laws of descent and distribution.


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(h) Restrictions on Transfer of Final Awards.

Until the expiration of any applicable Restriction Period, no shares of Common Stock covered by any Final Award shall be transferred, assigned or otherwise disposed of by a Participant other than in satisfaction of a tax withholding obligation as provided in Section 10, and otherwise than by will or the laws of descent and distribution; provided, however, that the Committee may permit the use of Common Stock included in any Final Award as partial or full payment upon exercise of an option under the Plan or a stock option under any stock option plan of the Company prior to the expiration of such Restriction Period.

5.   Stock Options.

(a) Grant of Stock Options.

Subject to the provisions of the Plan, the Committee shall have the power to:

(1) determine and designate from time to time those employees of the Company and any Affiliate and non-employee directors of the Company to whom options are to be granted and the number of shares to be optioned to each such person;

(2) authorize the granting of options which qualify as incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options"), and options which do not qualify as Incentive Stock Options ("Nonqualified Stock Options"), both of which are referred to herein as options; provided, however, that Incentive Stock Options shall be granted only to employees of the Company or a subsidiary corporation within the meaning of Section 424(f) of the Code ("Subsidiary"), and no Incentive Stock Option shall be granted more than ten years after the effective date of the Plan as specified in Section 15.

(3) determine the number of shares subject to each option;

(4) determine the time or times and the manner when each option shall be exercisable and the duration of the exercise period, which period shall in no event exceed ten years (or five years as specified in Section 5(b)(10) hereof) from the date the option is granted;

(5) extend the term of an option (including extension by reason of an optionee's death, permanent disability or retirement) but not beyond ten years (or five years as specified in Section 5(b)(10) hereof) from the date of the grant; and

(6) cancel all or any portion of any option as provided in Section
5(b)(8).

(b) Terms and Conditions of Options.

Each option granted under the Plan shall be evidenced by an agreement, in form approved by the Committee, which shall be subject to the following express terms and conditions and to such other terms and conditions as the Committee may deem appropriate:




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(1) Option Period.

Each option agreement shall specify the period for which the option thereunder is granted (which in no event shall exceed ten years (or five years as specified in Section 5(b)(10) hereof) from the date of grant) and shall provide that the option shall expire at the end of such period.

(2) Option Price.

The option price per share shall be determined by the Committee at the time any option is granted, and, subject to Section 5(b)(10), shall be not less than the fair market value (but in no event less than the par value) of the Common Stock of the Company on the date the option is granted, as determined by the Committee.

(3) Exercise of Option.

No part of any option may be exercised until the optionee shall have remained in the employ of the Company or any Affiliate, or served as non-employee director of the Company, for such period after the date on which the option is granted as the Committee may specify in the option agreement.

(4) Payment of Purchase Price upon Exercise.

The purchase price of the shares as to which an option shall be exercised shall be paid to the Company or its designated representative at the time of exercise either (i) in cash, or (ii) by delivering Common Stock of the Company already owned by the optionee or, in the case of Common Stock acquired through an employee benefit plan, Common Stock held by the optio-nee for more than six months (including Common Stock obtained pursuant to Final Awards before expiration of any related Restriction Period) and having a total fair market value on the date of such delivery equal to the purchase price, or (iii) by delivering a combination of cash and Common Stock of the Company having a total fair market value on the date of such delivery equal to the purchase price. The Committee may also permit payment of the purchase price to be made by cashless exercise through a registered securities broker.

(5) Exercise in the Event of Death or Termination of Employment or Service.

(A) If an optionee's employment by the Company or an Affiliate or an optionee's service as a non-employee director of the Company shall terminate because of his or her death, permanent disability or retirement, his or her options may be exercised, to the extent provided in the option agreement, by him or her, by a transferee to whom the option has been transferred pursuant to Section 5(b)(6), or by the person or persons to whom the optionee's rights under the option pass by designation pursuant to Section 8, or, absent a designation, by will or applicable law, or if no such person has such right, by the executor or administrator of the estate of such optionee, at any time, or from time to time, but not later than the earlier of (i) the expiration date specified pursuant to Section 5(b)(1) or (ii) the expiration of the period, if any, prescribed in the agreement for such an exercise.


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(B) If an optionee's employment by the Company or an Affiliate or an optionee's service as a non-employee director of the Company shall terminate for any reason other than death, permanent disability or retirement, his or her options may be exercised, but only to the extent exercisable on the date of such termination, at any time, or from time to time, through the 90th day (or for such longer period as the Committee, in its sole discretion, shall determine) after the date of such termination of employment or service, but no later than the expiration date specified pursuant to Section 5(b)(1); provided, however, that in the case of termination for cause, all right to exercise options shall terminate at the date of such termination of employment.

(6) Transferability of Options.

The Committee may, in its sole discretion, authorize all or a portion of the options to be granted to an optionee to be on terms which permit transfer by such optionee to (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the optionee's household (other than a tenant or employee) ("Family Members"), (ii) a trust in which the Family Members have more than fifty percent of the beneficial interest, (iii) a foundation in which the Family Members (or the optionee) control the management of assets, and (iv) any other entity in which the Family Members (or the optionee) own more than fifty percent of the voting interests; provided that (x) the stock option agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 5(b)(6) and (y) transferred options shall not again be transferable other than by will or by the laws of descent and distribution. Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Sections 5(b)(7), 5(b)(8), 8 and 9 hereof the terms "optionee" and "Participant", as applicable, shall be deemed to refer to the transferee. The events of termination of employment of Section 5(b)(5) hereof shall continue to be applied with respect to the original optionee, following which the options shall be exercisable by the transferee only to the extent, and for the periods, specified by such Section 5(b)(5).

(7) Investment Representation.

Upon request by the Committee, the optio-nee (or any person acting under Section 5(b)(5) or 5(b)(6)) shall deliver to the Committee at the time of any exercise of an option a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such request, delivery of such representation prior to the delivery of any shares issued upon exercise of an option and prior to the expiration of the option period shall be a condition precedent to the right of the optionee or such other person to purchase any shares (and each option agreement shall contain an undertaking to deliver such a representation).




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(8) Other Option Provisions.

The form of option authorized by the Plan may contain such other provisions as the Committee may, from time to time, determine. Without limiting the foregoing, the Committee may, with the consent of the optionee, from time to time cancel all or any portion of any option then subject to exercise, and the Company's obligation in respect of such option may be discharged either by (i) payment to the optionee of an amount in cash equal to the excess, if any, of the fair market value at such time of the shares subject to the portion of the option so cancelled over the aggregate purchase price of such shares, (ii) the issuance or transfer to the optio-nee of shares of Common Stock of the Company with a fair market value at such time equal to any such excess, or (iii) a combination of cash and shares with a combined value equal to any such excess, all as determined by the Committee in its sole discretion.

(9) Limitation on Value of Incentive Stock Options.

The aggregate fair market value (determined as of the time the option is granted) of the stock for which Incentive Stock Options granted to any one employee under this Plan and under all stock option plans of the Company and its Subsidiaries may by their terms first become exercisable during any calendar year shall not exceed $100,000. If such fair market value should exceed such $100,000 limitation with respect to any year, then the options pursuant to which shares with such excess value may be purchased shall be treated as Nonqualified Stock Options, such limitation being applied by taking options into account in the order in which they were granted.

(10) Grants to Certain Holders.

Notwithstanding Sections 5(b)(1) and 5(b)(2) hereof, if an Incentive Stock Option is granted to an optionee who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or a Subsidiary, the period specified in the option agreement for which the Incentive Stock Option thereunder is granted and at the end of which the Incentive Stock Option shall expire, shall not exceed five years from the date of grant and the option price shall be at least 110% of the fair market value (as of the time of grant) of the Common Stock subject to the option.

(11) Elective Deferral.

(A) Notwithstanding anything herein to the contrary, an optionee may elect, at the sole discretion of, and in accordance with rules which may be established by, the Committee, to defer delivery of the proceeds of exercise of an unexercised option, provided such election is irrevocable and is made (i) at least two years (or such shorter period as may be determined by the Committee) prior to the date that such option otherwise would expire and (ii) at least six months (or such greater or shorter period as may be determined by the Committee) prior to the date such option is exercised. Upon such exercise, the amount deferred shall be credited, at the date of exercise, to a deferred compensation account pursuant to a deferred compensation agreement between the optionee and the Company, and shall be payable exclusively in shares of Common Stock at such time or times and in such manner as shall be provided in such agreement; provided, that the date as of

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which payment shall be made or payments shall commence shall be not less than two years (or such shorter period as may be determined by the Committee) subsequent to the date of exercise, but not later than the first day of the third month following optionee's termination of employment.

(B) Each optionee shall have the status of a general unsecured creditor of the Company with respect to his or her deferred compensation account, and such account constitutes a mere promise by the Company to make payments with respect thereto.

(C) An optionee's right to benefit payments under the Plan with respect to his or her deferred compensation account may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached or garnished by creditors of the optionee or the optionee's beneficiary and any attempt to do so shall be void.

6.   Restricted Stock and Restricted Stock Units.

(a) Grant of Restricted Stock and Restricted Stock Units.

The Committee may grant awards of Restricted Stock and/or Restricted Stock Units subject to such restrictions, terms and conditions as the Committee shall determine in its sole discretion, and shall have the power to designate the employees of the Company or any Affiliate to whom Restricted Stock and/or Restricted Stock Units are to be granted. A Restricted Stock Unit shall mean a right to acquire a fixed number of shares of Common Stock at a future date. The maximum number of such shares of Restricted Stock that may be granted and with respect to which Restricted Stock Units may be granted to a Participant in any year shall be, in the aggregate, one hundred thousand (100,000).

(b) Terms and Conditions of Restricted Stock and Restricted Stock
Units.

Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an agreement in form approved by the Committee. The vesting of a Restricted Stock award or Restricted Stock Unit granted under the Plan may be conditioned upon the completion of a specified period of employment with the Company or the applicable Affiliate, upon attainment of specified performance goals, and/or upon such other criteria as the Committee may determine in its sole discretion.

(1) Performance Goals.

If the Committee determines to impose performance goals, such performance goals shall consist of any one or more of the following business or financial criteria as the Committee in its sole discretion shall determine: absolute or relative increases in total stockholder return, economic value added, return on capital employed, revenues, sales, net income, EBITDA, EBITDA margin, profit margin, earnings per share, return on equity, cash flow, operating margin, or net worth of the Company, any of its Affiliates, divisions or operations and any other criteria that the Committee in its sole discretion may deem appropriate.

(2) Receipt of Restricted Stock.

As soon as practicable after an award of Restricted Stock has been made to a Participant, there shall be registered in the name of such Participant the number of shares of Restricted Stock so awarded. A certificate or certificates for such shares shall be delivered to the Participant or, in the sole discretion of the Committee, may be held in escrow by the Company on behalf of the Participant until such shares vest or are forfeited. Such certificate or certificates shall bear an appropriate legend specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable agreement. Except as provided in the applicable agreement, no shares of Restricted Stock may be assigned, transferred, or otherwise encumbered or disposed of by the Participant until such shares have vested in accordance with the terms of such agreement. If and to the extent that the applicable agreement so provides, a Participant shall have the right to vote and receive dividends on the shares of Restricted Stock granted to him or her under the Plan. Unless otherwise provided in the applicable agreement, any stock received as a dividend on such Restricted Stock or in connection with a stock split of the shares of Restricted Stock shall be subject to the same restrictions as the Restricted Stock.

(3) Payments Pursuant to Restricted Stock Units.

Restricted Stock Units may not be assigned, transferred, or otherwise encumbered or disposed of by the Participant until such Restricted Stock Units have vested in accordance with the terms of the applicable agreement. Upon the vesting of the Restricted Stock Unit (unless a Deferral Election has been made), certificates of Common Stock shall be delivered to the Participant or his legal representative in a number equal to the shares covered by the Restricted Stock Unit. A Participant may elect to defer receipt of his certificates (a "Deferral Election") beyond the vesting date for a specified period or until a specified event, subject to the Committee's approval and to such terms as are determined by the Committee in its discretion, provided that any such Deferral Election is made at least one year (or such shorter period as may be determined by the Committee) prior to the date on which the Restricted Stock Unit would vest.

(c) Effect of Termination of Employment or Death.

(1) If a Participant who has received an award of Restricted Stock or Restricted Stock Units retires with the consent of the Company or the Affiliate by which the Participant is employed, the Committee may in its sole discretion determine the conditions under which any Restricted Stock awards or Restricted Stock Units shall become fully vested.

(2) Except as otherwise provided in the applicable agreement, upon a Participant's death or permanent disability, all restrictions on awards of Restricted Stock or Restricted Stock Units made to such Participant under the Plan shall terminate and, in the case of Participant's death, the Restricted Stock or Restricted Stock Units shall pass to the person or persons designated pursuant to Section 8, or, absent a designation, by will or applicable law, or if no such person has such right, to the executor or administrator of the estate of such Participant.

(3) Except at otherwise provided in the applicable agreement, upon a Participant's termination of employment for any reason other than death or permanent disability, or retirement with the consent of the Company or the Affiliate by which the Participant is employed, the Participant's unvested Restricted Stock and Restricted Stock Units shall be forfeited, unless the Committee shall otherwise determine.

7.   Other Stock-based Awards.

Subject to the terms and provisions of the Plan and applicable law, the Committee, at any time and from time to time, may issue to Participants, either alone or in addition to other Plan Awards made under the Plan, Other Stock-based Awards which may be in the form of Common Stock or other securities. Subject to the provisions of the Plan, the Committee in its sole discretion, shall determine the terms, restrictions, conditions, vesting requirements, and payment provisions of such Other Stock-based Awards. Each such Other Stock-based Award shall be evidenced by an agreement in form approved the Committee. The grant of Other Stock-based Awards may be conditioned upon the attainment of specific performance criteria. These performance criteria shall consist of any one or more of the following business or financial criteria as the Committee in its sole discretion shall determine: absolute or relative increases in total stockholder return, economic value added, return on capital employed, revenues, sales, net income, EBITDA, EBITDA margin, profit margin, earnings per share, return on equity, cash flow, operating margin, or net worth of the Company, any of its Affiliates, divisions or operations and any other criteria that the Committee in its sole discretion may deem appropriate.

8.   Designation of Beneficiaries.

A Participant may file with the Company a written designation of a beneficiary or beneficiaries under the Plan and may from time to time revoke or change any such designation of beneficiary. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the entitlement of any such beneficiary to any Right, Final Award, option, Restricted Stock award, Restricted Stock Unit or Other Stock-based Award, the Committee may determine to recognize only the legal representative of such Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

9.   No Rights as Stockholder or to Continuance of Employment.

No Participant shall have any rights as a stockholder with respect to any shares subject to his or her option or Rights prior to the date of issuance to him or her of a certificate or certificates for such shares. The Plan and any option, Right, Restricted Stock award, Restricted Stock Unit or Other Stock-based Award granted under the Plan shall not confer upon any Participant any right with respect to any continuance of employment by the Company or any Affiliate, nor shall they interfere in any way with the right of the Company or any Affiliate to terminate his or her employment at any time. No award made under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company or any Affiliate for the benefit of its employees unless the Company or the Affiliate by which the Participant is employed shall determine otherwise.

10.  Withholding Taxes.

The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, any federal, state and local taxes required by law to be withheld from Plan Awards. Whenever shares of Common Stock are to be delivered pursuant to a Plan Award and with approval of the Committee, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Common Stock having a value equal to the amount of tax required to be withheld. Such shares shall be valued at their fair market value on the date on which the amount of tax to be withheld is determined. Fractional share amounts will be settled in cash. Such withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to a Plan Award. In addition, with the approval of the Committee, a Participant may satisfy any additional tax that he or she elects to have the Company withhold by delivering to the Company or its designated representative Common Stock of the Company already owned by the Participant or, in the case of Common Stock acquired through an employee benefit plan, Common Stock held by the Participant for more than six months.

11.  Notification of Election under Section 83(b) of the Code.

If any Participant shall, in connection with an award under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company or the Affiliate by which the Participant is employed of such election within ten days of filing the notice of election with the Internal Revenue Service.

12. Notification Upon Disqualifying Disposition Under Section 421(b) of the Code.

Each agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company or the Affiliate by which the Participant is employed of any disposition of shares of Common Stock issued pursuant to the exercise of such option under circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within ten days of such disposition.

13.  Compliance with Government Law and Regulations.

The Plan, the grant and exercise of options, the grant of Rights and Final Awards thereunder, the grant of Restricted Stock and Restricted Stock Units, and the grant of any Other Stock-based Awards and the obligation of the Company to sell and deliver shares under such options and to deliver shares under any other such Plan Awards, shall be subject to all applicable laws, rules and regulations and to such approvals by any government or regulatory agency that may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (i) the listing of such shares on any stock exchange on which the Common Stock may then be listed and
(ii) the completion of any registration or qualification of such shares under any state or federal law, or any ruling or regulation of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

14.  Amendment or Discontinuance of the Plan.

The Board of Directors of the Company may at any time amend or discontinue the Plan; provided, however, that, subject to the provisions of Section 2(b) no action of the Board of Directors or of the Committee may (i) increase the number of shares with respect to which Plan Awards may be granted under the Plan, (ii) permit the granting of any option at an option price less than that determined in accordance with the Section 5(b)(2) or (iii) permit the extension or granting of options which expire beyond the ten year period provided for in Sections 5(a)(5) and 5(b)(1). Without the written consent of a Participant, no amendment or discontinuance of the Plan shall alter or impair any Plan Award previously granted to him or her under the Plan.

15.  Effective Date and Term of the Plan.

The effective date of the Plan shall be the date of approval of the Plan by the affirmative vote of a majority of the votes of the shares of Common Stock and Class B Common Stock voting together that are present in person or represented by proxy and entitled to vote at a meeting at which the Plan is proposed for approval. No Plan Award may be granted under the Plan later than March 31, 2011.

16.  Governing Law.

The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New York.

17.  Name.

The Plan shall be known as the "Dow Jones 2001 Long-Term Incentive
Plan."